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                                                                     Exhibit 2.3


                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT is dated as of June __, 1998, between Empress Entertainment, Inc., a Delaware corporation ("Purchaser"), and Empress Casino Joliet Corporation, an Illinois corporation ("Seller").

     WHEREAS, Seller is the owner of Sixty (60) shares (the "Securities") of the common stock of Empress River Casino Finance Corporation (the "Company");

     WHEREAS, the Seller purchased the Securities for a $1.00 per share and the financial statements of the Company reflect the fair market value of the Securities to be $1.00 per share, and in the judgment of the Board of Directors of the Company the fair market value of the Securities remains equal to the original capital contribution of $1.00 per share;

     WHEREAS, Purchaser wishes to purchase and Seller wishes to sell the Securities on the terms and conditions set forth below.

     In consideration of the following mutual covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sale of Securities to the Purchaser. On the terms and subject to the conditions of this Agreement, Seller hereby sells, and Purchaser hereby purchases, the Securities. The purchase price for the Securities is $60.00 ("Purchase Price").

2. Closing Deliveries. Concurrently herewith, Purchaser shall deliver to Seller the Purchase Price by cash or check and Seller shall deliver stock certificate(s) representing the Securities, together with stock powers duly endorsed for transfer to Purchaser.

3. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

     a. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

     b. Authorization: Enforceability. Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All necessary actions required to authorize Seller's execution and delivery of this Agreement have been duly taken, made or obtained. This Agreement constitutes

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          the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

     c. No Breach. The execution and delivery of this Agreement by Seller, and the sale and delivery of the Securities to Purchaser pursuant hereto, do not and will not violate the Seller's articles of incorporation or by-laws, and do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Securities pursuant to, (iv) result in the violation of, or (v) require any authorization, consent approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which Seller is subject (other than the federal and state securities law, as to which no representation or warranty is made by Seller), or any order, judgment or decree to which Seller or any of its assets are subject.

     d. Ownership of Securities. Seller is the record and beneficial owner of the Securities and has good and valid title thereto, free and clear of any liens, claims, charges or encumbrances. Upon the purchase of the Securities by Purchaser at the Closing, Purchaser will acquire good title thereto, free and clear of any lien, claim, charge or encumbrance whatsoever.

4. Representations and Warranties of the Purchaser. Purchaser represents and warrants to Seller that:

     a. Organization of Buyer. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     b. Authorization: Enforceability. Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All necessary actions and proceedings required to authorize Purchaser's execution, delivery and performance of this Agreement have been duly taken, made or obtained. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     c. No Breach. The execution and delivery of this Agreement by Purchaser, and the acquisition of the Securities by Purchaser pursuant hereto, do not and will not violate the Purchaser's certificate of incorporation or by-laws, and do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of Purchaser pursuant to, (iv) result in the violation of, or (v) require any authorization, consent, approval,


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          exemption or other action by notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which Purchaser is subject, any agreement or other instrument to which Purchaser is a party or by which Purchaser is bound, or any order, judgment or decree to which Purchaser or any of his assets are subject.

     d. Investment Intent. The Securities acquired by Purchaser hereunder are being acquired for its own account and are not acquired with a view to, or in connection with, any distribution thereof in violation of any securities laws. The Securities will not be resold by Purchaser unless they are subsequently registered under the Securities Act of 1933, or an exemption from such registration is available.

6. Further Assurances. Each party shall, at any time after the date hereof, execute and deliver to the other party such additional documents and instruments, and take such other actions, as such other party may reasonably request in order to completely effectuate this Agreement.

7. Remedies. Any person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

8. Amendments and Waivers. No modifications, amendment or waiver of any provision of this Agreement will be effective against any party to this Agreement unless such modification, amendment or waiver is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provision and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10. Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that Seller may not assign or delegate its rights or obligations under this Agreement without the prior written consent of Purchaser.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.


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12.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

15. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of Illinois.

                                     *****






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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              SELLER:

                              EMPRESS CASINO JOLIET CORPORATION



                              By:
                                  --------------------------------------------
                                  Peter A. Ferro, Jr., Chief Executive Officer




                              PURCHASER:

                              EMPRESS ENTERTAINMENT, INC.



                              By:
                                  --------------------------------------------
                                  Peter A. Ferro, Jr., Chief Executive Officer





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